Exhibit 99.1

College Tonight, Inc. Takes Users From Interface, to Face-to-Face: Students Nationwide Talk and Text, Safely, Privately, for Free

Los Angeles, CA- December 6, 2007: (OTC: SMXT)

College Tonight, Inc., the evolution of collegiate social networking, announced today it has forged a strategic partnership with mobile provider Jangl, Inc. that culminates a series of major mobile development deals.  Jangl, a provider of calling and online services, will effect uniquely unparalleled levels of mobility within the College Tonight user experience; specifically, enabling students to talk and text without revealing phone numbers, keeping phone conversations safe and private.

Jangl is developing a new feature specific to the College Tonight community- an innovative and useful tool that recalls voicemails that have already been sent.  This functionality has been dubbed “drunk dials” by beta testers, in an apparent tongue-and-cheek reference to a specific use case that students universally identified. College Tonight’s mission of promoting actual social interactivity will extend even further, into the site’s advertising platform, producing a more effective, engaging method for advertisers to reach the college demographic. With “Click-To-Call” capabilities, users will interact with brands and venues through direct voice communication.

Zachary Suchin, CEO of College Tonight commented, “The vast majority of college students socialize via their mobile devices.  Integrating Jangl’s services into the College Tonight platform is yet another step towards offering members a next-level social experience as they continue about their already hectic schedules.”

“Jangl is excited to serve College Tonight members because there is a tremendous fit between what we enable and the college student lifestyle,” said Michael Cerda, CEO and co-founder of Jangl, Inc.  “With voice, voicemail, and now SMS, Jangl is letting people connect in more ways than ever, with total privacy and a level of control that connected, busy, mobile people require.”

In addition to Jangl’s developments for College Tonight, other mobile service enhancements will soon be released, including a WAP site, mobile photo uploads and mobile status alerts. These new features will all be instrumental in exemplifying College Tonight’s focus on actual social interactivity.

A “Web-to-Cell” feature will keep students “on, up and out” as they forward virtually all information on the site to their mobile devices for convenience.  Through a unique interpretation of “Reply-All Texting,” users will communicate quickly and efficiently while mobile, collaborating on social plans. Members will be able to interact with a comprehensive set of features, including the ability to track friends and their recommendations, get directions to venues, and receive real-time updates on the most popular events around campus and beyond.

“College Tonight is a true hub for college students and the antidote to the ‘anti-social networking’ that is currently projected by other sites and services,” said Suchin.

Through another development deal with Gold Mobile, College Tonight’s Crush Calculator ™ will receive a mobile make-over that will allow users to know when those they are interested in have entered the same event or venue.  With a unique location- check-in system, this then leads to a series of options for engaging those you are interested in.  With increased mobility, must come unprecedented privacy.  Former FBI profiler, John Douglas, has assisted College Tonight in crafting a community that encourages expression in the most comfortable environment possible.  As a social sidekick, College Tonight will allow users the functionality that will take current social networking from the doldrums of the sedentary lifestyle to the very active lifestyle college students embody.

College Tonight is a social networking experience and marketing platform, which is designed to promote actual social interactivity among college students.  Due to the mobile nature of the site, the service’s design is also structured for the mobile user, focusing on nightlife events and social opportunities both directly on a student’s campus and within their broader communities.  The Company’s College Tonight’s platform intends to allow advertisers an opportunity to tap into the world of active, outgoing and socially motivated college students – the “trendsetters” and “tastemakers” of society.

Information in this release regarding Simex or College Tonight’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Simex or College Tonight as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations.

Media Contact:

Insignia, Inc.

Eddie Michaels / Kelley Newman

310-777-1150

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